PRICESMART ANNOUNCES FISCAL 2025 FIRST QUARTER OPERATING RESULTS
NET MERCHANDISE SALES GREW 7.8%
COMPARABLE NET MERCHANDISE SALES INCREASED 5.7%
$1.21 EARNINGS PER DILUTED SHARE
San Diego, CA (January 8, 2025) - PriceSmart, Inc. ("PriceSmart" or the "Company") (NASDAQ: PSMT), operator of 54 warehouse clubs in 12 countries and one U.S. territory, today announced results for the fiscal first quarter of 2025, which ended on November 30, 2024.
First Quarter Financial Results
Total revenues for the first quarter of fiscal year 2025 increased 7.8% to $1.26 billion compared to $1.17 billion in the comparable period of the prior year. For the first quarter of fiscal year 2025, net merchandise sales increased 7.8% to $1.22 billion from $1.14 billion in the first quarter of fiscal year 2024. Net merchandise sales - constant currency increased 8.2% over the comparable prior year period. Foreign currency exchange rate fluctuations impacted net merchandise sales negatively by $4.7 million, or 0.4%, versus the same period in the prior year.
The Company had 54 warehouse clubs in operation as of November 30, 2024 compared to 53 warehouse clubs in operation as of November 30, 2023.
Comparable net merchandise sales for the 52 warehouse clubs that have been open for greater than 13 ½ calendar months increased 5.7% for the 13-week period ended December 1, 2024 compared to the comparable 13-week period of the prior year. Comparable net merchandise sales - constant currency for the 13 weeks ended December 1, 2024 increased 6.1%. Foreign currency exchange rate fluctuations impacted comparable net merchandise sales negatively by 0.4% versus the same period in the prior year.
The Company recorded operating income during the fiscal first quarter of $58.3 million compared to operating income of $58.2 million in the prior year period. Net income decreased 1.6% to $37.4 million, or $1.21 per diluted share, in the first quarter of fiscal year 2025 compared to $38.0 million, or $1.24 per diluted share, in the first quarter of fiscal year 2024.
Adjusted EBITDA for the first quarter of fiscal year 2025 was $79.1 million compared to $77.8 million in the same period last year.
Note Regarding Non-GAAP (Generally Accepted Accounting Principles) Financial Measures
The foregoing discussion of the Company’s operating results includes references to adjusted EBITDA, net merchandise sales - constant currency and comparable net merchandise sales - constant currency, which are non-GAAP financial measures. We believe these supplemental measures are useful to investors and analysts because they exclude items that we do not believe are indicative of our core operating performance. These non-GAAP financial measures are defined and reconciled to the most comparable GAAP measures later in this document.
Conference Call Information
PriceSmart management will host a conference call at 12:00 p.m. Eastern time (9:00 a.m. Pacific time) on Friday, January 10, 2025, to discuss the financial results. Individuals interested in participating in the conference call may do so by dialing toll free (800) 549-8228 or (646) 564-2877 for international callers and asking to join the PriceSmart earnings call. A digital replay will be available shortly following the conclusion of the call through Friday, January 17, 2025 by dialing (888) 660-6264 for domestic callers, or (646) 517-3975 for international callers, and entering replay passcode 20154#.

About PriceSmart
PriceSmart, headquartered in San Diego, owns and operates U.S.-style membership shopping warehouse clubs in Latin America and the Caribbean, selling high quality merchandise and services at low prices to PriceSmart Members. PriceSmart operates 54 warehouse clubs in 12 countries and one U.S. territory (ten in Colombia; eight in Costa Rica; seven in Panama; six in Guatemala; five in Dominican Republic; four each in Trinidad and El Salvador; three in Honduras; two each in Nicaragua and Jamaica; and one each in Aruba, Barbados and the United States Virgin Islands). In addition, the Company plans to open one warehouse club in Cartago, Costa Rica in the spring of 2025 and one warehouse club in Quetzaltenango, Guatemala in the summer of 2025. Once these two new clubs are open, the Company will operate 56 warehouse clubs.
This press release may contain forward-looking statements concerning PriceSmart, Inc.'s ("PriceSmart", the "Company" or "we") anticipated future revenues and earnings, adequacy of future cash flows, future dividends, omni-channel initiatives, proposed warehouse club openings, the Company's performance relative to competitors and related matters. These forward-looking statements include, but are not limited to, statements containing the words "expect," "believe," "will," "may," "should," "project," "estimate," "anticipated," "scheduled," "intend," and like expressions, and the negative thereof. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to: various political, economic and compliance risks associated with our international operations, adverse changes in economic conditions in our markets, natural disasters, volatility in currency exchange rates and illiquidity of certain local currencies in our markets, competition, consumer and small business spending patterns, political instability, increased costs associated with the integration of online commerce with our traditional business, whether the Company can successfully execute strategic initiatives, our reliance on third party service providers, including those who support transaction and payment processing, data security and other technology services, cybersecurity breaches that could cause disruptions in our systems or jeopardize the security of Member, employee or business information, cost increases from product and service providers, interruption of supply chains, novel coronavirus (COVID-19) related factors and challenges, exposure to product liability claims and product recalls, recoverability of moneys owed to PriceSmart from governments, and other important factors discussed in the Risk Factors section of the Company's most recent Annual Report on Form 10-K, and other factors discussed from time to time in other filings with the SEC, which are accessible on the SEC's website at www.sec.gov, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements speak only as of the date that they are made, and the Company does not undertake to update them, except as required by law. In addition, these risks are not the only risks that the Company faces. The Company could also be affected by additional factors that apply to all companies operating globally and in the U.S., as well as other risks that are not presently known to the Company or that the Company considers to be immaterial.
For further information, please contact Michael L. McCleary, EVP, Chief Financial Officer and Principal Accounting Officer (858) 404-8826 or send an email to ir@pricesmart.com.

PRICESMART, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED—AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

	Three Months Ended
	November 30, 2024	November 30, 2023
Revenues:
Net merchandise sales	$1,223,859	$1,135,014
Export sales	9,618	10,009
Membership income	20,199	17,749
Other revenue and income	4,268	3,703
Total revenues	1,257,944	1,166,475
Operating expenses:
Cost of goods sold:
Net merchandise sales	1,029,877	952,728
Export sales	9,013	9,550
Selling, general and administrative:
Warehouse club and other operations	117,855	109,965
General and administrative	42,565	35,439
Pre-opening expenses	22	487
Loss on disposal of assets	352	93
Total operating expenses	1,199,684	1,108,262
Operating income	58,260	58,213
Other income (expense):
Interest income	2,220	2,866
Interest expense	(2,695)	(2,816)
Other expense, net	(6,856)	(2,126)
Total other expense	(7,331)	(2,076)
Income before provision for income taxes and income (loss) of unconsolidated affiliates	50,929	56,137
Provision for income taxes	(13,496)	(18,153)
Income (loss) of unconsolidated affiliates	(5)	63
Net income	$37,428	$38,047
Net income per share available for distribution:
Basic	$1.21	$1.24
Diluted	$1.21	$1.24
Shares used in per share computations:
Basic	30,019	30,269
Diluted	30,020	30,269

PRICESMART, INC.
CONSOLIDATED BALANCE SHEETS
(AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

	November 30, 2024 (Unaudited)	August 31, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$120,943	$125,364
Short-term restricted cash	3,309	1,383
Short-term investments	101,252	100,165
Receivables, net of allowance for credit losses of $52 as of November 30, 2024 and August 31, 2024	23,606	18,847
Merchandise inventories	585,850	528,678
Prepaid expenses and other current assets (includes $1,754 and $4,480 as of November 30, 2024 and August 31, 2024, respectively, for the fair value of derivative instruments)	57,564	57,910
Total current assets	892,524	832,347
Long-term restricted cash	12,209	9,564
Property and equipment, net	934,087	936,108
Operating lease right-of-use assets, net	100,202	96,415
Goodwill	43,215	43,197
Deferred tax assets	34,801	36,618
Other non-current assets (includes $2,962 and $1,482 as of November 30, 2024 and August 31, 2024, respectively, for the fair value of derivative instruments)	63,767	61,563
Investment in unconsolidated affiliates	6,877	6,882
Total Assets	$2,087,682	$2,022,694
LIABILITIES AND EQUITY
Current Liabilities:
Short-term borrowings	$7,764	$8,007
Accounts payable	537,076	485,961
Accrued salaries and benefits	37,241	48,263
Deferred income	38,999	38,079
Income taxes payable	4,018	6,516
Other accrued expenses and other current liabilities (includes $0 and $1,179 as of November 30, 2024 and August 31, 2024, respectively, for the fair value of derivative instruments)	52,898	50,035
Operating lease liabilities, current portion	7,519	7,370
Long-term debt, current portion	22,055	35,917
Total current liabilities	707,570	680,148
Deferred tax liability	1,048	1,644
Long-term income taxes payable, net of current portion	4,712	4,762
Long-term operating lease liabilities	107,556	103,890
Long-term debt, net of current portion	93,567	94,443
Other long-term liabilities (includes $1,561 and $2,100 for the fair value of derivative instruments and $13,090 and $12,742 for post-employment plans as of November 30, 2024 and August 31, 2024, respectively)	14,651	14,842
Total Liabilities	929,104	899,729

Stockholders' Equity:
Common stock $0.0001 par value, 45,000,000 shares authorized; 32,633,540 and 32,570,858 shares issued and 30,662,345 and 30,635,556 shares outstanding (net of treasury shares) as of November 30, 2024 and August 31, 2024, respectively	3	3
Additional paid-in capital	519,035	514,542
Accumulated other comprehensive loss	(167,606)	(164,590)
Retained earnings	927,700	890,272
Less: treasury stock at cost, 1,971,195 shares as of November 30, 2024 and 1,935,302 shares as of August 31, 2024	(120,554)	(117,262)
Total Stockholders' Equity	1,158,578	1,122,965
Total Liabilities and Equity	$2,087,682	$2,022,694

Reconciliation of Non-GAAP Financial Measures
The following tables calculate the Company’s adjusted EBITDA, net merchandise sales - constant currency and comparable net merchandise sales - constant currency, all of which are considered non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. These measures are customary for our industry and commonly used by competitors. However, these non-GAAP financial measures should not be reviewed in isolation or considered as an alternative to any other performance measure derived in accordance with GAAP and may not be comparable to similarly titled measures used by other companies in our industry or across different industries.
Adjusted EBITDA
Adjusted EBITDA is defined as net income before interest expense, provision for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including interest income and other income (expense), net. The following is a reconciliation of our Net income to Adjusted EBITDA for the periods presented:

	Three Months Ended
(Amounts in thousands)	November 30, 2024	November 30, 2023
Net income as reported	$37,428	$38,047
Adjustments:
Interest expense	2,695	2,816
Provision for income taxes	13,496	18,153
Depreciation and amortization	20,862	19,494
Interest income	(2,220)	(2,866)
Other expense, net (1)	6,856	2,126
Adjusted EBITDA	$79,117	$77,770
(1)    Primarily consists of transaction costs of converting the local currencies into available tradable currencies in some of our countries with liquidity issues and foreign currency losses or gains due to the revaluation of monetary assets and liabilities (primarily U.S. dollars) for the three months ended November 30, 2024 and 2023.
Net Merchandise Sales - Constant Currency and Comparable Net Merchandise Sales – Constant Currency
As a multinational enterprise, we are exposed to changes in foreign currency exchange rates. The translation of the operations of our foreign-based entities from their local currencies into U.S. dollars is sensitive to changes in foreign currency exchange rates and can have a significant impact on our reported financial results. We believe that constant currency is a useful measure, indicating the actual growth of our operations. When we use the term "net merchandise sales - constant currency," it means that we have translated current year net merchandise sales at prior year monthly average exchanges rates. Net merchandise sales - constant currency results exclude the effects of foreign currency translation. Similarly, when we use the term "comparable net merchandise sales - constant currency," it means that we have translated current year comparable net merchandise sales at prior year monthly average exchanges rates. Comparable net merchandise sales - constant currency results exclude the effects of foreign currency translation.
Net merchandise sales growth rate on a net merchandise sales - constant currency basis is calculated as follows:

	November 30, 2024
	Three Months Ended
(Amounts in thousands, except % growth)	Net Merchandise Sales	% Growth
Net merchandise sales	$1,223,859	7.8%
Unfavorable impact of foreign currency exchange	(4,669)	(0.4)%
Net merchandise sales on a constant-currency basis	$1,228,528	8.2%

Comparable net merchandise sales growth rate on a net merchandise sales - constant currency basis is calculated as follows:

December 1, 2024
Thirteen Weeks Ended
% Growth
Comparable net merchandise sales	5.7%
Unfavorable impact of foreign currency exchange	(0.4)%
Comparable net merchandise sales on a constant-currency basis	6.1%